Exhibit 99.1

A123 Systems Signs Multi-Year Battery System Supply Agreement With Fisker Automotive

Battery Systems to Power Fisker’s Karma Luxury Plug-in Hybrid Electric

WATERTOWN, Mass. — Jan. 14, 2010 — A123 Systems (NASDAQ: AONE), a developer and manufacturer of advanced Nanophosphate™ lithium ion batteries and systems, today announced a battery supply agreement with Fisker Automotive, a new American automaker building premium green vehicles.  The supply agreement is for battery systems for the Fisker Karma Plug-in Hybrid Electric Vehicle (PHEV). The Karma is scheduled to be launched in late 2010 and expected to be one of the cleanest, most fuel-efficient cars in the world while still offering industry-leading style and performance.

A123 Systems will provide Fisker Automotive with advanced automotive battery systems that combine high power and energy density with excellent safety and life performance — characteristics required to meet Fisker’s stringent technical specifications.  Fisker Automotive and A123 will also collaborate on Fisker’s Project Nina platform, with the intent of having A123 supply batteries for that vehicle based on meeting the automaker’s performance and delivery requirements. Project Nina is expected to launch in 2012.

“Fisker Automotive selected A123 because of the company’s ability to meet our performance needs and rapidly scale to our production volume,” said Henrik Fisker, Chief Executive Officer of Fisker Automotive. “Fisker is committed to developing environmentally friendly cars that don’t sacrifice style or performance.  A123’s technology will ensure the Karma delivers.”

The multi-year agreement provides that A123 is the selected battery system supplier for the Fisker Karma. A123 plans to manufacture the cells and systems at its Livonia, Mich. facility with production slated to commence later this year.

“We believe the opportunity to supply batteries for Fisker’s premium plug-in hybrid vehicles is further confirmation of the competitive advantages of A123’s technology, including our ability to deliver on the critical safety, high power, useable energy and extended life requirements for PHEV applications,” said David Vieau, President and Chief Executive Officer of A123 Systems. “A123 looks forward to a long partnership with Fisker Automotive that will help advance the future of transportation, improve fuel economy and reduce global CO2 emissions.”

The Fisker Karma is expected to have a range of 50 full-electric miles on a charge of A123’s lithium ion battery system and a total range of 300 miles with an on-board generator turned by a traditional but efficient four-cylinder gasoline engine. The Karma features 403hp and is designed to go from 0 to 60 mph in about six seconds, reaching a top speed of 125 mph.

In addition to entering into the supply agreement, A123 also announced its intent to invest up to $23 million in Fisker Automotive’s current funding round in order to establish a strategic relationship with the car company.  The contemplated investment would consist of $13 million in cash and $10 million in A123 common stock and would be subject to the completion of certain terms and conditions.  This investment would closely align the interests of both companies in delivering innovative technologies for safe and reliable PHEVs.  This investment would also allow Fisker Automotive and A123 to work closely together to optimize the performance of future vehicles.

About A123 Systems

A123 Systems, Inc. (NASDAQ: AONE) develops and manufactures advanced lithium ion batteries and battery systems for the transportation, electric grid services and consumer markets. Headquartered in Massachusetts and founded in 2001, A123 was funded initially with a $100,000 grant from the U.S. Department of Energy. A123 Systems’ proprietary nanoscale electrode technology is built on initial developments from the Massachusetts Institute of Technology. Among the companies selecting A123 batteries, battery systems and technology in the fields of transportation, grid energy storage and consumer products are Chrysler, Delphi, Shanghai Automotive Industry Corporation, Fisker Automotive, AES Energy Storage, LLC and The Black & Decker Corporation. For additional information please visit www.a123systems.com.

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks, uncertainties and other factors, including statements with respect to the expected launch date of the Karma and its anticipated benefits and features, as well as the expected revenue and demand for battery packs to be generated by the supply agreement.  Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: delays in customer and market demand for Fisker’s products , delays in the development of the Company’s products, adverse economic conditions in general and adverse economic conditions specifically affecting the markets in which A123 and Fisker operate and other risks detailed in A123 Systems’ 10-Q for the quarter ended September 30, 2009 and other publicly available filings with the Securities and Exchange Commission.  All forward-looking statements reflect A123’s expectations only as of the date of this release and should not be relied upon as reflecting A123’s views, expectations or beliefs at any date subsequent to the date of this release.

A123 Systems PR Contact:

Edelman

Kerry Farrell

212-704-8113

kerry.farrell@edelman.com

A123 Systems IR Contact:

ICR, LLC
Garo Toomajanian

617-972-3450

ir@a123systems.com